___________________________________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2011

ALTO GROUP HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53592	27-0686507
(State of Other Jurisdiction	(Commission File	(IRS Employer
Of Incorporation)	Number)	Identification No.)

700 West Hillsboro Blvd. Building 3, Suite 207 Deerfield Beach, FL	33441
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 973-2133

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement commun ications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.02 Unregistered Sale of Equity Securities

On October 5, 2011, Company issued 15,000,000 shares of restricted stock in a privately negotiated transaction. No solicitation was made and no underwriting discounts were given or paid in connection with this transaction. The Company believes that the issuance of shares in connection with this transaction was exempt from registration with the Securities and Exchange Commission pursuant to Section 4(2) of the Securities Act of 1933.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 5, 2011, the Board of Directors elected Lee Rice as its Chairman. Mr. Rice was initially appointed to the Board on October 9, 2009. A summary of Mr. Rice’s background and experience is as follows:

Lee Rice, age 68, is the Chairman of the Board of the Company, and has served on the Board of Directors since November 2009. Mr. Rice also briefly served as the Company’s Chief Executive Officer from October 9, 2009 to November 9, 2009. Mr. Rice has been the Chief Engineer and past President of Data Technology Services, Inc. since 1990. Mr. Rice designs and conducts geological and engineering studies, materials processing studies, and environmental control studies for client firms and organizations. These have included Anglo American Gold, DeBeers, Citicorp, Behre Dolbear-Riverside, Colorado Division of Mined Land Reclamation and Rio Tinto. He has developed specialized engineering and mathematical modeling software, components, and complete systems for process automation. Mr. Rice has authored several articles in Mining Engineering magazine and was Associate Editor of several publications, including "Mining Engineering Handbook," "Practical Placer Mining," and "Surface Mining Handbook." Mr. Rice is a Registered Professional Engineer and Registered Member of the Society for Mining, Metallurgy, and Exploration, and a member in good standing of the American Association for the Advancement of Science (AAAS), Colorado Engineering Council (CEC), Geological Society of America (GSA), Sigma Xi Scientific Research Society, and Society of Economic Geologists.

Also on October 5, 2011, the Board approved an Employment Agreement between the Company and Randall Appel, the Company’s Chief Executive officer. The Employment Agreement has a five year term and provides for a base salary of $180,000 per annum, with annual increases based on the greater of the CPI increase or 5%. Mr. Appel is also entitled to a signing bonus of $75,000 commensurate with the commencement of his employment as CEO. The Employment Agreement further entitles Mr. Appel to a severance payment of twelve (12) months’ salary if he is terminated without cause during the employment term.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On October 5, 2011, the Board of Directors of the Company amended and restated its Articles of Incorporation providing for a decrease in the number of authorized shares of common stock from 750,000,000 to 50,000,000 shares, as well as to decrease the number of authorized shares of Preferred stock from 100,000,000 to 20,000,000 shares. The amended and restated Articles of Incorporation of the Company are attached as an Exhibit to this Current Report.

Item 5.07 Submission of Matters to a Vote of Security Holders

On October 5, 2011, the Board of Directors of the Company and holders of a majority of the voting rights of the Company’s capital stock approved a reverse split of the Company’s Common Stock on a 2,000 for 1 basis, for all shareholders of record on October 3, 2011 (the “Record Date”), meaning, that each 2000 shares of Common Stock on the Record Date will be consolidated into 1 share of Common Stock following the reverse split. Fractional shares will be rounded up to the nearest whole share.

On October 5, 2011, the Board of Directors and holders of a majority of the voting rights of the Company’s capital stock approved a restatement of the Company’s Articles of Incorporation . The purpose of the restatement of the Articles of Incorporation was to decrease the number of authorized shares of Common and Preferred Stock.

 Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

3.1 Amended and Restated Articles of Incorporation of Alto Group Holdings, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alto Group Holdings, Inc.

Date: October 6, 2011	By:	/s/ Randall Appel
Randall Appel Chief Executive Officer